Exhibit 23.3 Consent of Robert Symonds

ROBERT SYMONDS

55 Nadawa Road
Nasinu, Fiji

To: Untied States Securities and Exchange Comission

I, Robert Symonds Professional Engineer, do hereby consent to the filing with the regulatory authorities referred to above, the technical report entitled “Summary of Exploration on the Waibau Property” dated March 12, 2007 (the “Technical Report”), and to the written disclosure of the technical Report and of extracts from the summary of the technical report in the written disclosure in any Offering Memorandum, other offering documents, Form SB-2 registration statement, or Annual Information Form of Laural Resources, Inc.

I hereby consent to the inclusion of my name as an expert in Laural Resources, Inc.’s From SB-2 registration statement as filed with your office.

I hereby certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information derived from the Technical Report in the written disclosure in this Form SB-2 registration statement, other offering documents, or an Annual Information Form of Laural Resources, Inc.

Dated: March 28, 2007.

                    [Seal of Stamp of Qualified Person]
ROBERT SYMONDS
Robert Symonds